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EXHIBIT 23.6

ALZA Corporation
950 Page Mill Road
Palo Alto, CA 94304

     We hereby consent to the use of our opinion letter dated June 21, 1999 to the Board of Directors of ALZA Corporation included as Annex C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of AC Merger Sub Inc., a wholly owned subsidiary of Abbott Laboratories, with and into ALZA Corporation and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary--Opinions of the Financial Advisors to ALZA's Board of Directors," "The Merger Agreement and the Merger--Reasons for the Merger; Recommendation of ALZA's Board of Directors," "--Opinion of Merrill
Lynch & Co. to ALZA's Board of Directors'' and "--Representations and Warranties." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated



August 16, 1999